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                               FIRST AMENDMENT TO
                        GREASE MONKEY HOLDING CORPORATION
                            1994 STOCK INCENTIVE PLAN


     THIS FIRST AMENDMENT ("Amendment") is made as of this 17th day of March, 1997 to the Grease Monkey Holding Corporation ("Company") 1994 Stock Incentive Plan ("Plan"). In the event of any conflict between the terms of this Amendment and the terms of the Plan, the terms of this Amendment shall control. All capitalized terms not defined in this Amendment shall have their respective meanings set forth in the Plan.

     The Plan is amended as follows:

     by amending Section 2(d) so that as amended Section 2(d) reads as follows:

          "2.
               (d) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company if no Committee is appointed."

     And, by amending Section 2(g) so that as amended Section 2(g) reads as follows:

          "2.
               (g) "Committee" shall mean the Committee appointed by the Board in accordance with Section 4 of this Plan, if one is appointed, or the Board if no Committee is appointed."

     And, by deleting Section 2(j) and amending the Plan so that Sections 2(k), 2(l), 2(m), 2(n), 2(o), 2(p), 2(q) become Sections 2(j), 2(k)
     2(l), 2(m), 2(n), 2(o), 2(p) respectively.

     And, by inserting a new Section 2(q) that reads as follows:

          "2.
               (q) "Non-Employee Director" shall mean a director who:

                    (i) Is not currently an officer (as defined in Section 16a-1(f) of the Securities Exchange Act of 1934, as amended) of the Company, or otherwise currently employed by the Company.

                    (ii) Does not receive compensation, either directly or indirectly, from the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount

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                    that does not exceed the dollar amount for which
                    disclosure would be required pursuant to Item 404(a) of Regulation S-K adopted by the United States Securities and Exchange Commission.

                    (iii) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K adopted by the United States Securities and Exchange Commission.

     And, by amending Section 4 so that as amended the first paragraph of
     Section 4 reads as follows:

          "This Plan shall be administered by the Board or a Committee appointed by the Board consisting solely of two or more Non-Employee Directors. The Board or such Committee shall hereinafter be referred to as the Committee."

     And, by amending Section 6(xvi) so that as amended the first sentence of
     Section 6(xvi) reads as follows:

          "Unless permitted by the Code, no Option granted under this Plan will be transferable by the optionee other than by will or the laws of descent and distribution."

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment effective as of the date first set forth above.


                         GREASE MONKEY HOLDING CORPORATION,
                         a Utah corporation



                         By: /s/ Charles E. Steinbrueck
                             -------------------------------------
                             Charles E. Steinbrueck,
                             President and Chief Executive Officer



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